Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the following Registration Statements

•	Form S-3, No. 333-31306,

•	Form S-8, No. 333-41123,

•	Form S-3, No. 333-48790,

•	Form S-8, No. 333-61559,

•	Form S-8, No. 333-76360,

•	Form S-3, No. 333-82499,

•	Form S-8, No. 333-87694, and

•	Form S-3, No. 333-102100

of Integral Systems, Inc. and in the related Prospectuses of our report dated November 21, 2003, with respect to the consolidated financial statements of Integral Systems, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2003.

/s/ Ernst & Young LLP

McLean, Virginia

December 12, 2003